Exhibit 99

For Immediate Release

Allstate Reports 2004 Second Quarter
75% Increase in Net Income EPS;
73% Increase in Operating Income EPS;
Increase of 2004 Guidance

NORTHBROOK, Ill., July 19, 2004 – The Allstate Corporation (NYSE: ALL) today reported for the second quarter of 2004:

Consolidated Highlights(1)

	Three Months Ended June 30,
(in millions, except per share amounts and ratios)	Est.		Change
	2004	2003	$ Amt	%

Consolidated revenues	$8,304	$7,899	$405	5.1
Net income	1,034	588	446	75.9
Net income per diluted share	1.47	0.84	0.63	75.0
Operating income(1)	1,036	599	437	73.0
Operating income per diluted share(1)	1.47	0.85	0.62	72.9
Property-Liability combined ratio	86.3	97.1	—	(10.8	) pts
Book value per diluted share	29.55	27.33	2.22	8.1
Operating income return on equity(1)	20.0	15.4	—	4.6	pts

•      Property-Liability premiums written(1) grew 5.0% over the second quarter of 2003, driven largely by an increase in policies in force. Growth in policies in force for the core Allstate brand standard auto and homeowners accelerated to 4.9% and 5.7%, respectively, from the second quarter of 2003 and total Allstate brand policies in force increased 3.3%.  Allstate brand standard auto and homeowners new business premiums written increased 29.9% and 31.6%, respectively, and retention for these lines increased by 1.1 pts and 0.9 pts with premiums written growing 5.7% and 9.2%, respectively.

•      Property-Liability underwriting income(1) increased to $888 million from $181 million in the second quarter of 2003 due to higher premiums earned, continued favorable auto and homeowners loss frequencies, lower catastrophes and net favorable prior year reserve re-estimates of $77 million.  The combined ratio decreased 10.8 points to 86.3 in the second quarter of 2004.

•      Catastrophe losses in the second quarter decreased to $248 million compared to $566 million in the second quarter of 2003. The impact of catastrophe losses on the combined ratio was 3.8 pts as compared to 9.2 pts in the second quarter of 2003.

•      Allstate Financial had premiums and deposits(1) of $4.28 billion, a 30.0% increase over the second quarter of 2003. Its operating income(1) was $126 million compared to $131 million in the second quarter of 2003.

•      Allstate’s annual operating income per diluted share guidance(1) for 2004 (assuming the level of average expected catastrophe losses used in pricing for the remainder of the year) is in the range of $5.40 to $5.65, compared to the range previously announced in the first quarter of $4.80 to $5.10.

(1) Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“We have turned in another truly outstanding quarter,” said Chairman, President and CEO Edward M. Liddy. “Overall our accelerating unit growth and impressive combined ratio give us confidence that we are firmly on track with the execution of our business strategy.

“The company’s book value per diluted share, an important measure and an indication of the value created for shareholders, finished the quarter at $29.55, up 8.1% as compared to the end of the second quarter of 2003. When we exclude the impact of unrealized net capital gains on fixed income securities(1), the book value per share grew 20% from the second quarter of 2003 and 7.6% from year-end 2003. Our operating return on equity was an outstanding 20% in the quarter.

“In our Property-Liability business, elements of our strategy include using our sophisticated underwriting and pricing approach to find an attractive price for customers offering high lifetime value. The strategy also calls for strengthening our partnership with the Allstate agencies and our distribution system, delivering excellent customer service throughout all stages of the customer experience, and accelerating our marketing presence in those areas where we are looking to grow.  All the evidence demonstrates that we are delivering on our strategy.

“Allstate brand standard auto and homeowners policies in force (PIF) grew 4.9% and 5.7% respectively, as compared to the second quarter of 2003 and premiums written grew 5.7% and 9.2%, respectively, in an atmosphere of moderating pricing actions throughout the industry. This growth came less from rate actions than has been the case in the recent past, and more from unit growth.

“We remain highly competitive for the market segments that we are most interested in pursuing and our current pricing indications show our rate levels should continue to produce at or above target returns in substantially all of our markets.  We remain disciplined about closely monitoring loss cost trends and reacting as needed. Our strategic risk management (SRM) underwriting and pricing process has played a major role in creating this favorable position by contributing to an improvement in claim frequencies. SRM is working just as we expected and generating the results we anticipated allowing us to attract and retain more customers using segmented pricing — an ideal combination and a significant advantage in today’s marketplace.

“We are very encouraged that, in addition to the continued strength in securing new business, our retention ratio for Allstate brand standard auto improved 1.1 points to 91% in the quarter, a level in the range of our historical highs. The retention rates for our homeowners business also increased almost a full point in the quarter to 88%. This reflects the efforts of our distribution and claims networks to make sure that Allstate customers receive among the very best service in the insurance business. This combination of gaining new customers and earning the loyalty of our existing ones shows we are winning in the marketplace, and bodes well for continued acceleration in our growth.

“In the quarter, we incurred lower catastrophe losses and saw a continuation of favorable claim frequencies for auto and homeowners. The favorable reserve re-estimates of $395 million for Allstate Protection reflect lower actual claim frequency and severity trends than anticipated in previous estimates. A $318 million unfavorable reserve re-estimate occurred for Discontinued Lines and Coverages — primarily related to a $216 million re-estimate of asbestos IBNR reserves,” continued Liddy.

“At Allstate Financial, we continue to make progress on our strategic direction. Our strategy is to be focused on operational excellence while emphasizing product manufacturing for targeted distribution partners. New business continues to be strong as premiums and deposits increased by $988 million or 30% in the quarter compared to the prior year second quarter. It was another strong quarter for our institutional medium-term note program as we issued $1.5 billion in funding agreements in the quarter, including the $800 million inaugural offering from our newly registered core notes program. New sales of financial products by Allstate exclusive agencies increased 23% to $518 million compared to second quarter of 2003. Operating income for Allstate Financial was down slightly in the quarter,” said Liddy “principally because of restructuring and loss experience on certain credit insurance policies. As broad economic conditions continue to improve and as interest rates gradually rise, we anticipate a favorable overall impact on Allstate Financial’s operating income in the second half of 2004.

“In February of this year, we announced a $1 billion increase in our share repurchase program, which brought the total authorization up to $1.5 billion for completion in 2005. In the first half of 2004, we have repurchased $567 million in shares of Allstate stock, of which $400 million or 8.9 million shares were acquired in the second quarter.

“Lastly, we are increasing our operating income per diluted share guidance for 2004 to a range of $5.40 to $5.65 (assuming the level of average expected catastrophe losses used in pricing for the remainder of the year).”

Consolidated Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share and return amounts)	Est. 2004	2003	Est. 2004	2003	Discussion of Results for the Three Months Ended June 30, 2004

Consolidated revenues	$8,304	$7,899	$16,615	$15,760	• Higher premiums earned in Property-Liability, higher net investment income and higher realized capital gains.

Operating income	1,036	599	2,056	1,272	• An increase in operating income of $440 for Property-Liability.

Realized capital gains and losses, after-tax	23	(3)	143	3	• See the Components of realized capital gains and losses (pretax) table.

(Loss) / Gain on disposition of operations, after-tax	(15)	2	(17)	2

Cumulative effect of change in accounting principle, after-tax	—	—	(175)	—

Net income	1,034	588	1,983	1,253	• Higher operating income for Property-Liability.

Net income per share (diluted)	1.47	0.84	2.81	1.78

Operating income per share (diluted)	1.47	0.85	2.91	1.80	• Compared to First Call mean estimate of $1.15, with a range of $1.03 to $1.26.

Net shares outstanding	695.1	703.9	695.1	703.9

•      During the second quarter of 2004, Allstate purchased 8.9 million shares of its stock for $399.55 million, leaving $783 million remaining in the current $1.5 billion program.  Net shares outstanding at December 31, 2003 were 704.0.

Weighted average shares outstanding (diluted)	704.5	706.6	706.8	705.9

Return on equity	17.2	10.7	17.2	10.7	• See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.

Operating income return on equity	20.0	15.4	20.0	15.4	• See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.

Book value per diluted share	29.55	27.33	29.55	27.33

•      At June 30, 2004 and 2003, net unrealized gains on fixed income securities, after-tax, totaling $1,271 and $2,975, respectively, represented $1.81 and $4.21, respectively, of book value per diluted share.

•      Book value per diluted share increased 8.1% compared to June 30, 2003 and 1.8% compared to December 31, 2003.  Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities increased 20.0% to $27.74 at June 30, 2004 compared to June 30, 2003, and 7.6% compared to December 31, 2003.

Property-Liability Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except ratios)	Est. 2004	2003	Est. 2004	2003	Discussion of Results for the Three Months Ended June 30, 2004

Property-Liability premiums written	$6,741	$6,422	$13,074	$12,359	• See the Property-Liability premiums written by market segment table.

Property-Liability revenues	7,012	6,594	13,998	13,038	• Premiums earned increased $314 or 5.1%.

Underwriting income	888	181	1,753	594

•      Higher premiums earned, continued favorable auto and homeowners loss frequencies, lower catastrophes and net favorable prior year reserve re-estimates.  See the Allstate Protection market segment analysis table.

Net investment income	443	417	867	825	• Higher portfolio balances due to positive cash flows from operations, partially offset by lower yields.

Operating income	936	496	1,848	1,114	• Increase of $457 in underwriting income, after-tax.

Realized capital gains and losses, after-tax	71	23	203	50	• See the Components of realized capital gains and losses (pretax) table.

Net income	1,007	521	2,051	1,166	• Higher operating income and realized capital gains.

Catastrophe losses	248	566	350	699

Ratios:

Property-Liability combined ratio	86.3	97.1	86.3	95.1
Effect of Discontinued Lines and Coverages	5.0	0.9	2.5	0.7
Allstate Protection combined ratio	81.3	96.2	83.8	94.4
Effect of catastrophe losses	3.8	9.2	2.7	5.8

•      Allstate brand standard auto and homeowners policies in force (PIF) increased 4.9% and 5.7%, respectively, from June 30, 2003 levels compared to increases of 3.6% and 4.6%, respectively, in the first quarter of 2004 over the first quarter of 2003.  Both standard auto and homeowners experienced growth in most states.  These results exclude impacts from Allstate Canada.

•      In addition to higher new business premiums written during the second quarter of 2004 compared to the prior year second quarter, the retention ratio for Allstate brand standard auto and homeowners increased to 91.0 and 88.2, respectively, in the second quarter of 2004.  These results exclude impacts from Allstate Canada.

•      Prior year net favorable reserve re-estimates totaled $77 million, resulting from a $395 million favorable re-estimate for Allstate Protection, partially offset by a $318 million unfavorable re-estimate for Discontinued Lines and Coverages.  The Allstate Protection net reserve re-estimates reflect lower actual claim severity and frequency trends than anticipated in previous estimates.  See the Discontinued Lines and Coverages section of this document for more details on the reserve re-estimate in that segment.

Allstate Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2004	2003	Est. 2004	2003	Discussion of Results for the Three Months Ended June 30, 2004

Premiums and deposits	$4,284	$3,296	$7,739	$5,792	• Higher sales of funding agreements, fixed annuities and life products, partially offset by lower variable annuity sales. See the Allstate Financial premiums and deposits table.

Allstate Financial revenues	1,276	1,291	2,570	2,693	• Higher net investment income and contract charges, offset by lower direct response premiums, and higher realized capital losses.

Operating income	126	131	258	213	• Higher gross margin offset by the disposition of the majority of our direct response distribution business and increased amortization of DAC and DSI.

Realized capital gains and losses, after-tax	(43)	(25)	(57)	(46)	• See the Components of realized capital gains and losses (pretax) table.

Loss on disposition of operations, after-tax	(15)	—	(17)	—

•      Tax charges related to expected sale of a company and losses on the expected disposition of direct response long-term care, and the disposition of the majority of Allstate Financial’s direct response distribution business.

Cumulative effect of change in accounting principle, after-tax	—	—	(175)	—

Net income (loss)	58	98	(15)	148	• Higher realized capital losses, loss related to the disposition of operations and lower operating income.

•      Total investments for the second quarter of 2004 increased 9.2% over the prior year second quarter due to equity market improvements and strong sales.  This increase was negatively impacted by a decline in the net unrealized gains on fixed income securities from $4.47 billion at June 30, 2003 to $2.06 billion at June 30, 2004.

•      The weighted average interest crediting rate on fixed annuity and interest-sensitive life products in force, excluding market value adjusted annuities, was approximately 45 basis points more than the underlying long-term guaranteed rates on these products for the quarter ended June 30, 2004.

•      Operating income of the Allstate Financial direct response distribution business was $3 million lower in the second quarter of 2004 than the second quarter of 2003 due to the disposition of the majority of that business. This included reductions in total revenues of $58 million, operating costs and expenses of $15 million and amortization of deferred acquisition costs (DAC) of $9 million.  The revenue decrease also contributed to a decline in the benefit margin related to the disposition of this business of $29 million in the second quarter of 2004 when compared to the second quarter of 2003.

•      In the second quarter of 2004, Allstate Financial incurred a $10 million charge, after-tax, related to loss experience on certain credit insurance policies and restructuring charges for the consolidation of two servicing centers.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions, except per share data)	Est. 2004	2003 (1)	Percent Change	Est. 2004	2003 (1)	Percent Change

Revenues
Property-liability insurance premiums	$6,460	$6,146	5.1	$12,831	$12,145	5.6
Life and annuity premiums and contract charges	504	533	(5.4)	1,000	1,172	(14.7)
Net investment income	1,299	1,229	5.7	2,573	2,451	5.0
Realized capital gains and losses	41	(9)	—	211	(8)	—
Total revenues	8,304	7,899	5.1	16,615	15,760	5.4

Costs and expenses
Property-liability insurance claims and claims expense	4,021	4,527	(11.2)	8,007	8,678	(7.7)
Life and annuity contract benefits	378	426	(11.3)	773	956	(19.1)
Interest credited to contractholder funds	480	460	4.3	950	913	4.1
Amortization of deferred policy acquisition costs	1,072	961	11.6	2,127	1,974	7.8
Operating costs and expenses	770	728	5.8	1,503	1,481	1.5
Restructuring and related charges	16	14	14.3	27	37	(27.0)
Interest expense	73	67	9.0	147	134	9.7
Total costs and expenses	6,810	7,183	(5.2)	13,534	14,173	(4.5)

(Loss) gain on disposition of operations	(8)	3	—	(11)	3	—

Income from operations before income tax expense, dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,486	719	106.7	3,070	1,590	93.1

Income tax expense	452	129	—	912	332	174.7

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,034	590	75.3	2,158	1,258	71.5

Dividends on preferred securities of subsidiary trust	—	(2)	100.0	—	(5)	100.0

Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)	—	—

Net income	$1,034	$588	75.9	$1,983	$1,253	58.3

Net income per share - Basic	$1.47	$0.84		$2.82	$1.78

Weighted average shares - Basic	700.0	704.0		702.3	703.7

Net income per share - Diluted	$1.47	$0.84		$2.81	$1.78

Weighted average shares - Diluted	704.5	706.6		706.8	705.9

(1) To conform to current period presentations, certain prior period balances have been reclassified.

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions, except per share data)	Est. 2004	2003 (1)	Percent Change	Est. 2004	2003 (1)	Percent Change

Contribution to income

Operating income before the impact of restructuring and related charges	$1,047	$608	72.2	$2,074	$1,296	60.0
Restructuring and related charges, after-tax	11	9	22.2	18	24	(25.0)

Operating income	1,036	599	73.0	2,056	1,272	61.6

Realized capital gains and losses, after-tax	23	(3)	—	143	3	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax (2)	(3)	(7)	57.1	(13)	(16)	18.8
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(7)	(1)	—	(11)	(3)	—
(Loss) gain on disposition of operations, after-tax	(15)	2	—	(17)	2	—
Dividends on preferred securities of subsidiary trust	—	(2)	100.0	—	(5)	100.0
Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)	—	—

Net income	$1,034	$588	75.9	$1,983	$1,253	58.3

Income per share (Diluted)

Operating income before the impact of restructuring and related charges	$1.48	$0.85	74.1	$2.93	$1.83	60.1
Restructuring and related charges, after-tax	0.01	—	—	0.02	0.03	(33.3)

Operating income	1.47	0.85	72.9	2.91	1.80	61.7

Realized capital gains and losses, after-tax	0.03	—	—	0.20	—	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax (2)	(0.01)	(0.01)	—	(0.02)	(0.02)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	—	(0.01)	—	—
Loss on disposition of operations, after-tax	(0.02)	—	—	(0.02)	—	—
Cumulative effect of change in accounting principle, after-tax	—	—	—	(0.25)	—	—

Net income	$1.47	$0.84	75.0	$2.81	$1.78	57.9

Book value per share - Diluted	$29.55	$27.33	8.1	$29.55	$27.33	8.1

(1)   To conform to current period presentations, certain prior period balances have been reclassified.

(2)   Includes amortization expense on deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”) relating to realized capital gains and losses.

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended June 30, 2004 (Est.)
($ in millions)	Property- Liability	Allstate Financial		Corporate and Other	Total

Valuation of derivative instruments	$8	$(10)		$—	$(2)
Settlements of derivative instruments	(4)	8		—	4
Dispositions	113	(48	)(2)	(6)	59
Investment write-downs	(8)	(11)		(1)	(20)

Total	$109	$(61)		$(7)	$41

	Six Months Ended June 30, 2004 (Est.)
($ in millions)	Property- Liability	Allstate Financial		Corporate and Other	Total

Valuation of derivative instruments	$(3)	$(26)		$(1)	$(30)
Settlements of derivative instruments	(15)	—		(1)	(16)
Dispositions	333	(12)		(2)	319
Investment write-downs	(15)	(46)		(1)	(62)

Total	$300	$(84)		$(5)	$211

	Three Months Ended June 30, 2003 (1)
($ in millions)	Property- Liability	Allstate Financial		Corporate and Other	Total

Valuation of derivative instruments	$11	$(19)		$—	$(8)
Settlements of derivative instruments	—	—		—	—
Dispositions	68	41		(1)	108
Investment write-downs	(48)	(61)		—	(109)

Total	$31	$(39)		$(1)	$(9)

	Six Months Ended June 30, 2003 (1)
($ in millions)	Property- Liability	Allstate Financial		Corporate and Other	Total

Valuation of derivative instruments	$5	$(25)		$—	$(20)
Settlements of derivative instruments	8	6		—	14
Dispositions	128	64		(1)	191
Investment write-downs	(73)	(120)		—	(193)

Total	$68	$(75)		$(1)	$(8)

(1)   To conform to current period presentations, certain prior period balances have been reclassified.

(2)   Proceeds from dispositions of investments were reinvested in higher yielding securities.

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2004	2003 (1)	Est. 2004	2003 (1)

Property-Liability
Premiums written	$6,741	$6,422	$13,074	$12,359
Premiums earned	$6,460	$6,146	$12,831	$12,145
Claims and claims expense	4,021	4,527	8,007	8,678
Amortization of deferred policy acquisition costs	949	858	1,873	1,685
Operating costs and expenses	590	566	1,175	1,151
Restructuring and related charges	12	14	23	37
Underwriting income	888	181	1,753	594
Net investment income	443	417	867	825
Income tax expense on operations	395	102	772	305
Operating income	936	496	1,848	1,114
Realized capital gains and losses, after-tax	71	23	203	50
Gain on disposition of operations, after-tax	—	2	—	2
Net income	$1,007	$521	$2,051	$1,166
Catastrophe losses	$248	$566	$350	$699
Operating ratios
Claims and claims expense ratio	62.3	73.7	62.4	71.4
Expense ratio	24.0	23.4	23.9	23.7
Combined ratio	86.3	97.1	86.3	95.1
Effect of catastrophe losses on combined ratio	3.8	9.2	2.7	5.8
Effect of restructuring and related charges on combined ratio	0.2	0.2	0.2	0.3
Effect of Discontinued Lines and Coverages on combined ratio	5.0	0.9	2.5	0.7

Allstate Financial
Premiums and deposits	$4,284	$3,296	$7,739	$5,792
Investments including Separate Accounts assets	$80,734	$73,336	$80,734	$73,336
Premiums and contract charges	$504	$533	$1,000	$1,172
Net investment income	833	797	1,654	1,596
Periodic settlements and accruals on non-hedge derivative instruments	12	2	18	5
Contract benefits	378	426	773	956
Interest credited to contractholder funds	478	460	947	913
Amortization of deferred policy acquisition costs	120	92	237	264
Operating costs and expenses	177	161	322	329
Restructuring and related charges	4	—	4	—
Income tax expense on operations	66	62	131	98
Operating income	126	131	258	213
Realized capital gains and losses, after-tax	(43)	(25)	(57)	(46)
DAC and DSI amortization relating to realized capital gains and losses, after-tax (2)	(3)	(7)	(13)	(16)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(7)	(1)	(11)	(3)
Loss on disposition of operations, after-tax	(15)	—	(17)	—
Cumulative effect of change in accounting principle, after-tax	—	—	(175)	—
Net income (loss)	$58	$98	$(15)	$148

Corporate and Other
Net investment income	$23	$15	$52	$30
Operating costs and expenses	76	68	153	135
Income tax benefit on operations	(27)	(25)	(51)	(50)
Operating loss	(26)	(28)	(50)	(55)

Realized capital gains and losses, after-tax	(5)	(1)	(3)	(1)
Dividends on preferred securities of subsidiary trust	—	(2)	—	(5)
Net loss	$(31)	$(31)	$(53)	$(61)

Consolidated net income	$1,034	$588	$1,983	$1,253

(1)   To conform to current period presentations, certain prior period balances have been reclassified.

(2)   Includes amortization expense on deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”) relating to realized capital gains and losses.

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions)	Est. 2004	2003	Percent Change	Est. 2004	2003	Percent Change

Consolidated Underwriting Summary
Allstate Protection	$1,207	$234	—	$2,077	$685	—
Discontinued Lines and Coverages	(319)	(53)	—	(324)	(91)	—
Underwriting income	$888	$181	—	$1,753	$594	195.1

Allstate Protection Underwriting Summary
Premiums written	$6,740	$6,415	5.1	$13,072	$12,351	5.8
Premiums earned	$6,458	$6,139	5.2	$12,828	$12,136	5.7
Claims and claims expense	3,703	4,469	(17.1)	7,685	8,582	(10.5)
Amortization of deferred policy acquisition costs	948	858	10.5	1,872	1,685	11.1
Other costs and expenses	588	564	4.3	1,171	1,147	2.1
Restructuring and related charges	12	14	(14.3)	23	37	(37.8)
Underwriting income	$1,207	$234	—	$2,077	$685	—

Catastrophe losses	$248	$566	(56.2)	$350	$699	(49.9)

Operating ratios
Claims and claims expense ratio	57.3	72.8		59.9	70.7
Expense ratio	24.0	23.4		23.9	23.7
Combined ratio	81.3	96.2		83.8	94.4

Effect of catastrophe losses on combined ratio	3.8	9.2		2.7	5.8

Effect of restructuring and related charges on combined ratio	0.2	0.2		0.2	0.3

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$1	$7	(85.7)	$2	$8	(75.0)
Premiums earned	$2	$7	(71.4)	$3	$9	(66.7)
Claims and claims expense	318	58	—	322	96	—
Other costs and expenses	3	2	50.0	5	4	25.0
Underwriting loss	$(319)	$(53)	—	$(324)	$(91)	—

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	5.0	0.9		2.5	0.7

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions)	Est. 2004	2003	Percent Change	Est. 2004	2003	Percent Change

Allstate Brand
Standard auto	$3,548	$3,357	5.7	$7,155	$6,701	6.8
Non-standard auto	454	498	(8.8)	927	1,029	(9.9)
Auto	4,002	3,855	3.8	8,082	7,730	4.6

Involuntary auto	78	69	13.0	138	119	16.0
Commercial lines	243	223	9.0	472	429	10.0
Homeowners	1,491	1,365	9.2	2,652	2,407	10.2
Other personal lines	374	357	4.8	698	655	6.6

	6,188	5,869	5.4	12,042	11,340	6.2
Ivantage
Standard auto	325	325	—	605	610	(0.8)
Non-standard auto	39	45	(13.3)	82	86	(4.7)
Auto	364	370	(1.6)	687	696	(1.3)

Involuntary auto	11	11	—	23	20	15.0
Homeowners	147	138	6.5	266	248	7.3
Other personal lines	30	27	11.1	54	47	14.9

	552	546	1.1	1,030	1,011	1.9

Allstate Protection	6,740	6,415	5.1	13,072	12,351	5.8

Discontinued Lines and Coverages	1	7	(85.7)	2	8	(75.0)

Property-Liability (1)	$6,741	$6,422	5.0	$13,074	$12,359	5.8

Allstate Protection
Standard auto	$3,873	$3,682	5.2	$7,760	$7,311	6.1
Non-standard auto	493	543	(9.2)	1,009	1,115	(9.5)
Auto	4,366	4,225	3.3	8,769	8,426	4.1

Involuntary auto	89	80	11.3	161	139	15.8
Commercial lines	243	223	9.0	472	429	10.0
Homeowners	1,638	1,503	9.0	2,918	2,655	9.9
Other personal lines	404	384	5.2	752	702	7.1

	$6,740	$6,415	5.1	$13,072	$12,351	5.8

(1)   For the three months ended June 30, 2004, growth of Property-Liability premiums written was negatively impacted by 0.5% due to accruals for Texas rate refunds and reinsurance transactions in the current and prior year.  In addition, growth of Property-Liability premiums earned was negatively impacted by 0.6% for these same reasons.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY NET RATE CHANGES APPROVED (1)

	Three Months Ended June 30, 2004
	Number of States	Weighted Average Rate Change (%)	Annual Impact of Rate Changes on State Specific Premiums Written (%)
Allstate Brand
Standard auto	8	0.3	2.4
Non-standard auto	1	0.2	1.0
Homeowners	2	—	(1.7)

Ivantage
Standard auto (Encompass)	5	0.7	3.8
Non-standard auto (Deerbrook)	—	—	—
Homeowners (Encompass)	7	2.7	9.9

	Six Months Ended June 30, 2004
	Number of States	Weighted Average Rate Change (%)	Annual Impact of Rate Changes on State Specific Premiums Written (%)
Allstate Brand
Standard auto	13	0.3	2.0
Non-standard auto	3	1.4	4.6
Homeowners	5	0.1	1.2

Ivantage
Standard auto (Encompass)	13	1.4	3.5
Non-standard auto (Deerbrook)	6	1.5	4.1
Homeowners (Encompass)	15	4.1	8.6

(1)   Rate increases that are indicated based on a loss trend analysis to achieve a targeted return, will continue to be pursued in all locations and for all products.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended June 30,
	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
($ in millions)	Premiums Earned		Loss Ratio		Loss Ratio Excluding the Effect of Catastrophe Losses		Expense Ratio

Allstate Brand
Standard auto	$3,547	$3,328	60.6	74.1	59.0	69.7	24.1	23.6
Non-standard auto	466	534	52.4	71.9	51.3	70.0	19.9	19.5
Auto	4,013	3,862	59.7	73.8	58.1	69.7	23.6	23.0

Homeowners	1,319	1,207	47.0	68.8	35.9	42.3	21.6	21.3
Other (1)	619	579	59.6	71.7	56.9	62.5	27.0	25.4

Total Allstate brand	5,951	5,648	56.9	72.5	53.0	63.2	23.5	22.9

Ivantage
Standard auto	300	299	54.3	73.9	52.7	72.2	29.3	29.4
Non-standard auto	42	40	76.2	82.5	76.2	82.5	23.8	30.0
Auto	342	339	57.0	74.9	55.6	73.5	28.7	29.5

Homeowners	130	122	69.2	85.2	58.5	59.8	30.0	31.2
Other (1)	35	30	97.2	53.3	94.3	46.7	31.4	20.0

Total Ivantage	507	491	62.9	76.2	59.0	68.4	29.2	29.3

Allstate Protection	$6,458	$6,139	57.3	72.8	53.5	63.6	24.0	23.4

	Six Months Ended June 30,
	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
($ in millions)	Premiums Earned		Loss Ratio		Loss Ratio Excluding the Effect of Catastrophe Losses		Expense Ratio

Allstate Brand
Standard auto	$7,033	$6,568	63.7	72.8	63.1	70.6	23.8	23.5
Non-standard auto	940	1,082	57.4	73.6	56.8	72.6	19.8	19.5
Auto	7,973	7,650	63.0	72.9	62.3	70.9	23.3	23.0

Homeowners	2,619	2,381	47.8	62.8	38.6	44.9	22.1	22.2
Other (1)	1,223	1,135	61.3	69.9	58.9	64.0	26.9	25.9

Total Allstate brand	11,815	11,166	59.4	70.5	56.7	64.7	23.5	23.1

Ivantage
Standard auto	600	595	61.5	73.8	60.7	72.9	29.3	29.9
Non-standard auto	85	76	77.6	82.9	77.6	82.9	25.9	30.3
Auto	685	671	63.5	74.8	62.8	74.1	28.9	30.0

Homeowners	258	243	63.6	74.9	55.0	57.6	30.2	31.3
Other (1)	70	56	91.4	53.6	88.6	48.2	30.0	23.2

Total Ivantage	1,013	970	65.5	73.6	62.6	68.5	29.3	29.9

Allstate Protection	$12,828	$12,136	59.9	70.7	57.2	64.9	23.9	23.7

(1)   Other includes involuntary auto, commercial lines and other personal lines.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended June 30,
	Pretax Reserve Re-estimates		Effect of Pretax Reserve Re-estimates on the Combined Ratio
($ in millions)	Est. 2004	2003	Est. 2004	2003

Auto	$(310)	$(6)	(4.8)	(0.1)
Homeowners	(105)	1	(1.6)	—
Other	20	(4)	0.3	—

Allstate Protection	(395)	(9)	(6.1)	(0.1)

Discontinued Lines and Coverages	318	57	4.9	0.9

Property-Liability	$(77)	$48	(1.2)	0.8

Allstate Brand	$(397)	$(27)	(6.1)	(0.4)
Ivantage	2	18	—	0.3

Allstate Protection	$(395)	$(9)	(6.1)	(0.1)

	Six Months Ended June 30,
	Pretax Reserve Re-estimates		Effect of Pretax Reserve Re-estimates on the Combined Ratio
($ in millions)	Est. 2004	2003	Est. 2004	2003

Auto	$(357)	$(38)	(2.8)	(0.3)
Homeowners	(107)	15	(0.8)	0.1
Other	17	21	0.1	0.2

Allstate Protection	(447)	(2)	(3.5)	—

Discontinued Lines and Coverages	322	95	2.5	0.8

Property-Liability	$(125)	$93	(1.0)	0.8

Allstate Brand	$(449)	$(26)	(3.5)	(0.2)
Ivantage	2	24	—	0.2

Allstate Protection	$(447)	$(2)	(3.5)	—

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions)	Est. 2004	2003	Percent Change	Est. 2004	2003	Percent Change

Life Products
Interest-sensitive life	$331	$252	31.3	$671	$495	35.6
Traditional	84	92	(8.7)	156	179	(12.8)
Other	143	152	(5.9)	256	304	(15.8)
	558	496	12.5	1,083	978	10.7

Annuities
Fixed annuities - deferred	1,518	1,354	12.1	2,602	2,280	14.1
Fixed annuities - immediate	182	178	2.2	388	443	(12.4)
Variable annuities	439	545	(19.4)	890	934	(4.7)
	2,139	2,077	3.0	3,880	3,657	6.1

Institutional Products
Indexed funding agreements	—	151	(100.0)	1	265	(99.6)
Funding agreements backing medium-term notes	1,498	483	—	2,598	718	—
Other	—	—	—	—	4	(100.0)
	1,498	634	136.3	2,599	987	163.3

Bank Deposits	89	89	—	177	170	4.1

Total	$4,284	$3,296	30.0	$7,739	$5,792	33.6

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	June 30, 2004 (Est.)	December 31, 2003

Assets
Investments
Fixed income securities, at fair value (amortized cost $87,177 and $82,607)	$90,155	$87,741
Equity securities, at fair value (cost $4,404 and $4,028)	5,576	5,288
Mortgage loans	7,153	6,539
Short-term	2,972	1,815
Other	1,727	1,698
Total investments	107,583	103,081

Cash	295	366
Premium installment receivables, net	4,632	4,386
Deferred policy acquisition costs	5,065	4,842
Reinsurance recoverables, net	3,506	3,121
Accrued investment income	996	1,068
Property and equipment, net	1,011	1,046
Goodwill	878	929
Other assets	2,278	1,878
Separate Accounts	13,564	13,425
Total assets	$139,808	$134,142

Liabilities
Reserve for property-liability insurance claims and claims expense	$17,975	$17,714
Reserve for life-contingent contract benefits	11,069	11,020
Contractholder funds	51,457	47,071
Unearned premiums	9,464	9,187
Claim payments outstanding	628	698
Other liabilities and accrued expenses	9,758	8,283
Deferred income taxes	358	1,103
Short-term debt	202	3
Long-term debt	4,650	5,073
Separate Accounts	13,564	13,425
Total liabilities	119,125	113,577

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 695 million and 704 million shares outstanding	9	9
Additional capital paid-in	2,668	2,614
Retained income	23,231	21,641
Deferred compensation expense	(175)	(194)
Treasury stock, at cost (205 million and 196 million shares)	(6,710)	(6,261)
Accumulated other comprehensive income:
Unrealized net capital gains and losses and net gains and losses on derivative financial instruments	2,035	3,125
Unrealized foreign currency translation adjustments	(16)	(10)
Minimum pension liability adjustment	(359)	(359)
Total accumulated other comprehensive income	1,660	2,756
Total shareholders’ equity	20,683	20,565
Total liabilities and shareholders’ equity	$139,808	$134,142

Discontinued Lines and Coverages Reserves

Underwriting losses of $319 million were primarily related to a $216 million re-estimate of asbestos IBNR reserves, a $76 million re-estimate of the allowance for future uncollectible reinsurance recoverables, and reserve re-estimates of $20 million related to other (non-A&E) Discontinued Lines exposures in run-off.  Each quarter, we review reserves to determine if any intervening significant events or developments require adjustments to reserves.  The re-estimate of asbestos reserves was a result of our assessment of the impact of recent and previously unexpected claim activity reported by direct excess policyholders and the related re-estimates of expected future claim activity.

During the third quarter of 2004, management will complete its annual comprehensive “ground up” review of reserves for the Discontinued Lines and Coverages segment.  Further changes to reserve estimates may occur upon completion of this review.

Our net asbestos reserves by type of exposure and total reserve additions by quarter are shown in the following table.

	June 30, 2004			December 31, 2003
($ in millions)	Number of Active Policyholders	Est. Net Asbestos Reserves	% of Asbestos Reserves	Number of Active Policyholders	Net Asbestos Reserves	% of Asbestos Reserves
Direct policyholders
•Primary	55	$26	2%	52	$28	3%
•Excess	289	195	16	286	201	19
Total direct policyholders	344	221	18%	338	229	22%
Assumed reinsurance		220	17		191	17
Incurred but not reported claims (“IBNR”)		820	65		659	61
Total net reserves		$1,261	100%		$1,079	100%

Reserve additions
First Quarter		$—			$34
Second Quarter		216			38

Six months ended June 30		$216			$72

Net survival ratio excluding commutations, policy buy-backs and settlement agreements
Annual		25.2			24.2
3-Year		27.5			22.2

During the first six months of 2004, 29 direct primary and excess policyholders reported new claims, and claims of 23 policyholders’ were closed, so the number of direct policyholders with active claims increased by six.

Reserve additions for asbestos in the second quarter and first six months of 2004, totaling $216 million, were primarily for products-related coverage.  This increase was a result of more claim activity and re-estimates of future claim activity for excess insurance policyholders with existing active claims.  As a result of the increased claim activity over prior estimates, we have increased our outlook for future claims.  This trend is consistent with the trends of other carriers in the industry.  We believe it is related to increased publicity and awareness of coverage, ongoing litigation, potential congressional activity and bankruptcy actions.  IBNR now represents 65% of total net asbestos reserves, 4 points higher than at December 31, 2003.  IBNR provides for estimated probable future unfavorable reserve development of known claims and future reporting of additional unknown claims from current and new direct active policyholders and ceding companies.

Our exposure to non-products-related losses represents approximately 5% of total asbestos case reserves.  We do not anticipate significant changes in this percentage as insureds’ retentions associated with excess insurance programs, which are our principal direct insurance, and assumed reinsurance exposure are seldom exceeded. We did not write direct primary insurance on policyholders with the potential for significant non-products-related loss exposure.

Our three-year average survival ratio, as updated above, is viewed to be a more representative prospective measure of current reserve adequacy than other survival ratio calculations.  Now at 27.5 years as of June 30, 2004, our survival ratio is at a level we consider a strong asbestos reserve position.  A one-year increase in the three-year average asbestos survival ratio at June 30, 2004 would require an after-tax increase in reserves of approximately $29 million.

To further limit our asbestos exposure, we have significant reinsurance, primarily to reduce our exposure to loss in our direct excess insurance business.  Our reinsurance recoverables are estimated to be approximately 40% of our gross estimated loss reserves.

In the second quarter of 2004, we evaluated the financial condition of several reinsurers in light of their recent activities with respect to commutations and claim settlement practices.  Based on this review, we refined our bad debt allowance to provide a greater allowance for companies in run-off and/or those who have reorganized to limit or wall off their liabilities.  This has resulted in an increase of $76 million to the allowance, bringing it to $168 million, or approximately 15% of total Discontinued Lines recoverables from reinsurers.

We believe that our reserves are appropriately established based on assessments of pertinent factors and characteristics of exposure (e.g. claim activity, potential liability, jurisdiction, products versus non-products exposure) presented by individual policyholders, assuming no change in the legal, legislative or economic environment.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•      amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent that they resulted from the recognition of realized capital gains and losses, and

•      (loss) gain on disposition of operations, after-tax.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations and as an integral component for incentive compensation.  It reveals trends in our insurance and financial services businesses that may be obscured by the net effect of realized capital gains and losses and (loss) gain on disposition of operations.  These items may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process.  Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income to report them in a manner consistent with the economically hedged investment or product attributes (e.g. net investment income and interest credited to contractholder funds) and thereby appropriately reflect trends in product performance.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income for the three months and six months ended June 30, 2004 and 2003.

For the three months ended June 30,

	Property- Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
Operating income	$936	$496	$126	$131	$1,036	$599	$1.47	$0.85

Realized capital gains and losses	109	31	(61)	(39)	41	(9)
Income tax benefit (expense)	(38)	(8)	18	14	(18)	6
Realized capital gains and losses, after-tax	71	23	(43)	(25)	23	(3)	0.03	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(3)	(7)	(3)	(7)	(0.01)	(0.01)
Reclassification of periodic settlements and accruals on non- hedge derivative instruments, after-tax	—	—	(7)	(1)	(7)	(1)	—	—
(Loss) gain on disposition of operations, after-tax	—	2	(15)	—	(15)	2	(0.02)	—
Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,007	521	58	98	1,034	590	1.47	0.84
Dividends on preferred securities of subsidiary trust, after-tax	—	—	—	—	—	(2)	—	—
Cumulative effect of change in accounting principle, after-tax	—	—	—	—	—	—	—	—
Net income (loss)	$1,007	$521	$58	$98	$1,034	$588	$1.47	$0.84

For the six months ended June 30,

	Property- Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
Operating income	$1,848	$1,114	$258	$213	$2,056	$1,272	$2.91	$1.80

Realized capital gains and losses	300	68	(84)	(75)	211	(8)
Income tax benefit (expense)	(97)	(18)	27	29	(68)	11
Realized capital gains and losses, after-tax	203	50	(57)	(46)	143	3	0.20	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(13)	(16)	(13)	(16)	(0.02)	(0.02)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(11)	(3)	(11)	(3)	(0.01)	—
(Loss) gain on disposition of operations, after-tax	—	2	(17)	—	(17)	2	(0.02)	—
Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	2,051	1,166	160	148	2,158	1,258	3.06	1.78
Dividends on preferred securities of subsidiary trust, after-tax	—	—	—	—	—	(5)	—	—
Cumulative effect of change in accounting principle, after-tax	—	—	(175)	—	(175)	—	(0.25)	—
Net income (loss)	$2,051	$1,166	$(15)	$148	$1,983	$1,253	$2.81	$1.78

In this press release, we provide guidance on operating income per diluted share for 2004 (assuming a level of average expected catastrophe losses used in pricing for the remainder of the year).  A reconciliation of this measure to net income is not accessible on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses including periodic settlements and accruals on non-hedge derivative instruments, which can vary substantially from one period to another and may have a significant impact on net income.  Because a forecast of realized capital gains and losses is not accessible, neither is a forecast of the effects of amortization of DAC and DSI on realized capital gains and losses nor income taxes.  The other reconciling items between operating income and net income on a forward-looking basis are (loss) gain on disposition of operations, after-tax, and cumulative effect of changes in accounting principle, after-tax, which we assume to be zero for the remainder of the year.

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income to net income is provided in the Segment Results table.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of the beginning and end of the 12-month period shareholders’ equity after excluding the after-tax effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period:  the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle. Return on equity is the most directly comparable GAAP measure.  The following table shows the two computations.

($ in millions)	For the twelve months ended June 30,
	Est. 2004	2003
Return on equity
Numerator:
Net income	$3,435	$1,948

Denominator:
Beginning shareholders’ equity	19,299	17,217
Ending shareholders’ equity	20,683	19,299
Average shareholders’ equity	$19,991	$18,258
ROE	17.2%	10.7%

($ in millions)	For the twelve months ended June 30,
	Est. 2004	2003
Operating income return on equity
Numerator:
Operating income	$3,446	$2,406

Denominator:
Beginning shareholders’ equity	19,299	17,217
Unrealized net capital gains	3,491	1,870
Adjusted beginning shareholders’ equity	15,808	15,347
Ending shareholders’ equity	20,683	19,299
Unrealized net capital gains	2,035	3,491
Adjusted ending shareholders’ equity	18,648	15,808
Average shareholders’ equity	$17,228	$15,578
Operating income ROE	20.0%	15.4%

Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities is a ratio that uses a non-GAAP measure.  It is calculated by dividing (a) shareholders’ equity after excluding the net impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by (b) total shares outstanding plus dilutive potential shares outstanding.  Book value per diluted share is the most directly comparable GAAP ratio.

We use the trend in Book value per diluted share excluding unrealized net capital gains on fixed income securities in conjunction with Book value per diluted share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily market conditions, the magnitude and timing of which are not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that Book value per diluted share excluding unrealized net capital gains on fixed income securities is a measure commonly used by insurance investors as a valuation technique.  Book value per diluted share excluding unrealized net capital gains on fixed income securities should not be considered as a substitute for Book value per diluted share and does not reflect the recorded net worth of our business.  The following table shows the two computations:

(in millions, except per share data)	As of June 30,		As of December 31,
	Est. 2004	2003	2003
Book value per diluted share
Numerator:
Shareholders’ equity	$20,683	$19,299	$20,565
Denominator:
Shares outstanding and dilutive potential shares outstanding	699.9	706.2	708.2
Book value per diluted share	$29.55	$27.33	$29.04

Book value per diluted share, excluding the net impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$20,683	$19,299	$20,565
Unrealized net capital gains on fixed income securities	1,271	2,975	2,307
Adjusted shareholders’ equity	$19,412	$16,324	$18,258
Denominator:
Shares outstanding and dilutive potential shares outstanding	699.9	706.2	708.2
Book value per diluted share, excluding unrealized net capital gains on fixed income securities	$27.74	$23.12	$25.78

Gross margin represents life and annuity premiums and contract charges and net investment income, less contract benefits and interest credited to contractholder funds.  We use gross margin as a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio.  Additionally, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin.  Gross margin is comprised of four components that are utilized to further analyze the business; they include the investment margin, benefit margin, and maintenance and surrender charges.  We believe gross margin and its components are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance.  Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business.  Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin is reconciled to Allstate Financial’s GAAP net income in the following tables.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2004	2003	Est. 2004	2003
Life and annuity premiums and contract charges	$504	$533	$1,000	$1,172
Net investment income(1)	845	799	1,672	1,601
Contract benefits	(378)	(426)	(773)	(956)
Interest credited to contractholder funds(2)	(473)	(460)	(929)	(913)
Gross margin	498	446	970	904

Amortization of DAC and DSI	(125)	(92)	(255)	(264)
Operating costs and expenses	(177)	(161)	(322)	(329)
Restructuring and related charges	(4)	—	(4)	—
Income tax expense	(66)	(62)	(131)	(98)
Realized capital gains and losses, after-tax	(43)	(25)	(57)	(46)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(3)	(7)	(13)	(16)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(7)	(1)	(11)	(3)
Loss on disposition of operations, after-tax	(15)	—	(17)	—
Cumulative effect of change in accounting principle, after-tax	—	—	(175)	—
Allstate Financial net income	$58	$98	$(15)	$148

(1) Net investment income includes periodic settlements and accruals on non-hedge derivative instruments, pretax, totaling $12 million for the second quarter of 2004, $2 million for the second quarter of 2003, $18 million for the six months ended June 30, 2004 and $5 million for the six months ended June 30, 2003.

(2) Beginning in 2004, amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $7 million in the second quarter of 2004 and $21 for the six months ended June 30, 2004.  Prior periods have not been restated.

Investment margin is a component of gross margin.  Investment margin represents the excess of net investment income over interest credited to contractholder funds and the implied interest on life contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin.  Benefit margin represents life and annuity premiums and cost of insurance contract charges less contract benefits excluding the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended June 30,
	Investment Margin		Benefit Margin		Maintenance Charges		Surrender Charges		Gross Margin
(in millions)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003

Life and annuity premiums	$—	$—	$252	$297	$—	$—	$—	$—	$252	$297
Contract charges	—	—	140	134	94	84	18	18	252	236
Net investment income (1)	845	799	—	—	—	—	—	—	845	799
Contract benefits	(130)	(128)	(248)	(298)	—	—	—	—	(378)	(426)
Interest credited to contractholder funds (2)	(473)	(460)	—	—	—	—	—	—	(473)	(460)
	$242	$211	$144	$133	$94	$84	$18	$18	$498	$446

(1) Net investment income includes periodic settlements and accruals on non-hedge derivative instruments, pretax, totaling $12 million for the second quarter of 2004 and $2 million for the second quarter of 2003.

(2) Beginning in 2004, amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $7 million in the second quarter of 2004.  Prior periods have not been restated.

	Six Months Ended June 30,
	Investment Margin		Benefit Margin		Maintenance Charges		Surrender Charges		Gross Margin
(in millions)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003

Life and annuity premiums	$—	$—	$498	$709	$—	$—	$—	$—	$498	$709
Contract charges	—	—	276	261	188	165	38	37	502	463
Net investment income (1)	1,672	1,601	—	—	—	—	—	—	1,672	1,601
Contract benefits	(261)	(254)	(512)	(702)	—	—	—	—	(773)	(956)
Interest credited to contractholder funds (2)	(929)	(913)	—	—	—	—	—	—	(929)	(913)
	$482	$434	$262	$268	$188	$165	$38	$37	$970	$904

(1) Net investment income includes periodic settlements and accruals on non-hedge derivative instruments, pretax, totaling $18 million for the six months ended June 30, 2004 and $5 million for the six months ended June 30, 2003.

(2) Beginning in 2004, amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $21 for the six months ended June 30, 2004.  Prior periods have not been restated.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from that used by other companies and therefore comparability may be limited.

Premiums writtenis the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2004	2003	Est. 2004	2003
Premiums written	$6,741	$6,422	$13,074	$12,359
Change in Property-Liability unearned premiums	(288)	(270)	(246)	(248)
Other	7	(6)	3	34
Premiums earned	$6,460	$6,146	$12,831	$12,145

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2004	2003	Est. 2004	2003

Life and annuity premiums(1)	$252	$297	$498	$709
Deposits to contractholder funds, separate accounts and other	4,032	2,999	7,241	5,083
Total premiums and deposits	$4,284	$3,296	$7,739	$5,792

(1) Life and annuity contract charges in the amount of est. $252 million and $236 million for the three months ended June 30, 2004 and 2003, respectively, and est. $502 million and $463 million for the six months ended June 30, 2004 and 2003, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes annual premiums on new insurance policies, initial premiums and deposits on annuities, net new deposits in the Allstate Bank, sales of other companies’ mutual funds, and excludes renewal premiums.  New sales of financial products by Allstate exclusive agencies for the six months ended June 30, 2004 and 2003 totaled est. $1.01 billion and $783 million, respectively.

This press release contains forward-looking statements about our operating income for 2004.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected in the forward-looking statements for a variety of reasons.  Weighted average rate changes and the annual impact of rate changes on premiums written in our Property-Liability business may be lower than projected due to a decrease in PIF. Loss costs in our Property-Liability business, including losses due to catastrophes such as hurricanes and earthquakes, may exceed management’s projections.  In addition, claim frequency could be higher than expected.  Lower interest rates and equity market returns could increase DAC amortization, reduce contract charges, investment margins and the profitability of the Allstate Financial segment.  We undertake no obligation to publicly correct or update any forward-looking statements. This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in more than 16 million households protect what they have today and better prepare for tomorrow through more than 12,900 exclusive agencies and financial specialists in the U.S. and Canada.  Customers can access Allstate products and services through Allstate agencies, or in select states at allstate.com and 1-800-Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agencies.  Allstate Financial Group provides life insurance, annuity, retirement, banking and investment products through distribution channels that include Allstate agencies, independent agencies, worksite, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button.  We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Michael Trevino

Media Relations

(847) 402-5600

Robert Block, Larry Moews, Phil Dorn

Investor Relations

(847) 402-2800

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